Exhibit 10.15

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July 3, 2012

Dear Mike:

This letter will serve as an amendment (the “Amendment”), effective July 1, 2012, to your offer letter, dated October 27, 2009 and effective as of March 28, 2008 (the “Offer Letter”), initially entered into in connection with your employment by TriVascular, Inc., a California corporation (“TriVascular”) and a wholly-owned subsidiary of TV2 Holding Company, a Delaware corporation (“TV2 Holding” and together with TriVascular, the “Corporations”). Except as modified by this Amendment, the terms of your Offer Letter will remain in full force and effect.

Position and Title; Board of Directors Membership. We are pleased to offer you the position of Chief Technology Officer (“CTO”) at TriVascular and TV2 Holding, reporting directly to the Corporations’ President and Chief Executive Officer, on the terms and conditions being set forth in this Amendment. In addition, we expect that you will continue to serve on the Board of Directors of each of TriVascular and TV2 Holding.

Duties and Responsibilities. As the CTO, you will handle or otherwise manage, either directly or indirectly, such responsibilities with respect to the Corporations’ technology and products as are customary for an executive level technology officer and as directed by the President and Chief Executive Officer, including without limitation the specific functions and tasks set forth on Schedule A hereto.

Pay and Benefits. Your compensation and benefits, effective as of July 1, 2012, will be those set forth on Schedule B hereto; provided that TriVascular continues to reserve the right to change or discontinue its benefits available to employees, generally, from time to time.

Effect of this Amendment on Founder Employment Addendum. For the purposes of your Founder Employment Addendum dated October 30, 2009, as amended from time to time (collectively, the “Addendum”), this Amendment shall have the effect of your express consent to the change in your overall responsibilities to those of the CTO, as specified herein, with respect to the definition of “Constructive Termination” set forth in Schedule 1 to the Addendum. Further, for the purposes of such definition of “Constructive Termination,” your responsibilities as the CTO specified herein will be deemed the new baseline under clause (iv) thereof and the paragraph entitled “Severance Benefits” shall be amended and restated in its entirety as set forth on Schedule C hereto, with all other terms and conditions of the Addendum remaining unchanged and in full force and effect. Any capitalized tell is used in Schedule C, but not specifically defined therein, shall have the meaning assigned to them in the Addendum.

Please indicate your acceptance of this Amendment by signing and returning one copy of this letter to us.

We look forward to your continued involvement with the TV2 Holding and TriVascular team.

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Sincerely,

TV2 Holding Company and TriVascular, Inc.

By:	/s/ Christopher G. Chavez
Christopher Chavez
President and Chief Executive Officer

Accepted:

/s/ Michael V. Chobotov	July 3, 2012
Michael V. Chobotov	Date

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Schedule A

CTO Functions and Tasks

As the CTO, you will be responsible for the following specific functions and tasks:

(1)	Managing the Corporations’ overall intellectual property portfolio;

(2)	Exploring business and strategic opportunities for the Corporations’ platform within the EVAR/TEVAR space;

(3)	Exploring business and strategic opportunities for the Corporations’ platform outside the EVAR/TEVAR space;

(4)	Serving as the Corporations’ Independent Technical Reviewer and Research & Development “coach”, as needed;

(5)	Serving as Santa Rosa “founder and host” for visiting physicians, scientists and investors, as needed; and

(6)	Performing such other projects as may be assigned from time to time.

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Schedule B

Salary and Compensation Benefits

Effective July 1, 2012, your compensation and other benefits will be as follows:

(1)	Annual base salary of $264,000 (the “Base Salary”), less all applicable deductions and withholdings and paid in accordance with TriVascular’s standard payroll practice.

(2)	Eligibility to earn an annual performance bonus of up to 30% of the Base Salary based on criteria established by the President and Chief Executive Officer.

(3)	Entitlement to the TriVascular standard employee benefits package then in effect for all employees.

(4)	Continuation of vesting in the currently held stock options, as long as you continue to be employed by TriVascular as an executive officer in good standing, or during the severance periods specified in Schedule C to this Amendment, as long as you continue to provide bona fide services to the Corporations during such periods.

(5)	Continuation of the terms and conditions of your promissory note dated January 31, 2011, and the related pledge agreement, as long as you continue to be employed by TriVascular as an executive officer in good standing.

(6)	Eligibility to participate in future option (or other equity incentive) grants, on terms and conditions no more favorable than for other senior executives of TriVascular.

(7)	Eligibility to participate in any “carve out plan” or other “transaction bonus” plan, subject to the approval and implementation of any such plan by the Board of Directors on terms and conditions no more favorable than for other senior executives of TriVascular.

(8)	Continuation of the terms and conditions of the Addendum, as modified by this Amendment.

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Schedule C

Severance Benefits

[Superseded by Key Employee Change of Control and Severance Payment Plan]

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October 27, 2009

Michael V. Chobotov

Dear Mike:

This letter confirms the terms of your employment in the position of President/Chief Executive Officer at TriVascular2, Inc. (“TriVascular2”), reporting to the boards of directors for TV2 Holding Company and TriVascular2, Inc.

Pay and Benefits. The salary for this position is $25,750.00 per month less all applicable deductions, paid biweekly in accordance with TriVascular2’s standard payroll practice. You are entitled to the TriVascular2 benefits package outlined on the attached sheet. TriVascular2 reserves the right to change or discontinue its employee benefits from time to time.

Personnel Policies. Like all employees of TriVascular2, you are expected to comply with the rules, procedures, and policies of TriVascular2 as adopted from time to time. During the time that you are employed by TriVascular2, unless you receive prior approval from one of the officers (or the Board of Directors), you will not directly or indirectly own an interest in, join, operate, control or participate in, or be connected as an officer, employee, agent, independent contractor, consultant, member, partner or principal with any other entity or person engaged in developing, providing, soliciting orders for, selling, distributing or marketing services or products that directly or indirectly compete with those provided by TriVascular2.

At Will Employment. Your employment with TriVascular2 is “at will”. This means that you may leave TriVascular2 at any time, for any reason, with or without notice and with or without cause and that TriVascular2 may terminate your employment at any time, for any reason, or no reason, with or without notice and with or without cause. The at-will nature of your employment can only be changed in a writing signed by you and by a member of the Board of Directors.

Arbitration. Any and all disputes related to this offer or arising out of or related to your employment with TriVascular2 will be submitted to and resolved through final and binding arbitration. The arbitration will be instead of any civil litigation; this means that TriVascular2 and you are each waiving any right to a jury trial. The arbitrator’s decision shall be final and binding to the fullest extent permitted by law, and will be enforceable by any court having jurisdiction thereof. The disputes subject to arbitration include, but are not limited to, any claims for breach of contract, discrimination or harassment, or violation of any other federal, state or local law or regulation. Arbitration is to be conducted in Santa Rosa, California, in accordance with the rules and regulations of the America Arbitration Association (“AAA”) using the National Employment Dispute Resolution Rules, including procedures for discovery sufficient to adequately arbitrate any statutory claims, as determined by the arbitrator. The arbitration filing fee expenses shall be borne according to

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the rules of AAA, except that TriVascular2 will pay all types of costs that are unique to arbitration, such as the arbitrator’s fees. Notwithstanding the above, the parties agree that any claims either party has arising out of any Employee Invention and Confidential Information Agreement or similar agreement you may sign with TriVascular2 are specifically excluded from this arbitration provision. This includes, for example only and without limitation, claims by TriVascular2 that you have disclosed or misappropriated its trade secrets and/or claims by you that the Employee Invention and Confidential Information Agreement does not preclude you from working for a competitor of TriVascular2 or that you are the rightful owner of an invention you may develop.

Other Terms and Conditions. This offer is contingent upon your ability to provide appropriate documentation within three (3) days after your start date establishing that you are legally authorized to live and work in the United States. In addition, this offer of employment is contingent upon your signing of TriVascular2’s standard form of Employee Invention and Confidential Information Agreement and any other documents customarily executed at the time of starting employment, and is further contingent upon TriVascular2’s written acceptance (in its discretion) of the information you disclose in the Employee Invention and Confidential Information Agreement. You should understand that TriVascular2 is hiring you for your skills and abilities and not for any tangible or intangible items or proprietary information obtained by you from any of your former employers. By accepting employment with TriVascular2, you agree that you will not, in the performance of your duties at TriVascular2, utilize any or disclose any trade secrets, confidential, or proprietary information of former employers and that you have neither taken with you any tangible items containing any such information, such as drawings or reports, when you left your prior employer, nor brought such items into the workplace at TriVascular2.

This offer letter, including the attached Founders’ Employee Proprietary Information and Invention Assignment Agreement, which is a true, complete and correct copy of the agreement that you and the Company signed on March 28, 2008 and which has been effective since March 28, 2008, sets forth the entire agreement between you and TriVascular2 concerning the terms and conditions of your employment, and neither you nor TriVascular2 will be bound by any condition or understanding with respect to your employment other than that expressly provided in this letter. The offer letter supersedes and replaces all previous agreements or understandings regarding the terms of your employment and can only be amended in a writing signed by TriVascular2 and you.

This offer letter documents and confirms in writing the terms of your employment and agreement in place between TriVascular2 and you since March 28, 2008, which is the date on which you began your employment with TriVascular2. As a condition of your continued employment, please indicate your acceptance of and agreement with the terms of this offer by signing in the space indicated below.

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Sincerely,

/s/ Robert W. Thomas

Robert W. Thomas
Member, Boards of Directors
TV2 Holding Company and TriVascular2, Inc.

I have read and understand the foregoing letter and accept employment with TriVascular2 as set forth above.

/s/ Michael V. Chobotov	10/30/09
Michael V. Chobotov	Date